Exhibit 4.1.6

FACILITY AGREEMENT

UP TO USD 50,000,000
SENIOR SECURED CREDIT FACILITY

For

DHT FALCON LIMITED

and

DHT HAWK LIMITED

as Borrowers

and with

DHT HOLDINGS INC.
as Parent

arranged by
DNB Bank ASA

as Mandated Lead Arranger

with

The Financial Institutions
listed in Part I of Schedule 1
as Lenders

and

DNB Bank ASA
as Security Agent and Agent

and

DNB Bank ASA
as Hedging Bank

Dated 10 February 2014

CONTENTS

1	DEFINITIONS AND INTERPRETATION	4

2	THE FACILITY	18

3	PURPOSE	19

4	CONDITIONS OF UTILISATION	19

5	UTILISATION	19

6	REPAYMENT	20

7	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	21

8	MANDATORY PREPAYMENT AND CANCELLATION	22

9	RESTRICTIONS	24

10	INTEREST	25

11	INTEREST PERIODS	26

12	CHANGES TO THE CALCULATION OF INTEREST	26

13	FEES	27

14	TAX GROSS UP AND INDEMNITIES	28

15	INCREASED COSTS	31

16	OTHER INDEMNITIES	33

17	MITIGATION BY THE LENDERS	34

18	COSTS AND EXPENSES	34

19	GUARANTEE AND INDEMNITY	35

20	SECURITY	39

21	REPRESENTATIONS	41

22	INFORMATION UNDERTAKINGS	46

23	FINANCIAL COVENANTS	49

24	GENERAL UNDERTAKINGS	51

25	VESSEL COVENANTS	54

26	EVENTS OF DEFAULT	58

27	CHANGES TO THE LENDERS	61

28	CHANGES TO THE OBLIGORS	64

29	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGER	65

30	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	71

31	SHARING AMONG THE FINANCE PARTIES	71

32	PAYMENT MECHANICS	72

33	SET-OFF	75

34	NOTICES	76

35	CALCULATIONS AND CERTIFICATES	78

36	PARTIAL INVALIDITY	78

37	REMEDIES AND WAIVERS	78

38	AMENDMENTS AND WAIVERS	78

39	CONFIDENTIALITY	79

40	COUNTERPARTS	83

41	GOVERNING LAW	83

42	ENFORCEMENT	83

SCHEDULES:

SCHEDULE 1:	THE ORIGINAL LENDERS

SCHEDULE 2:	CONDITIONS PRECEDENT

SCHEDULE 3:	FORM OF UTILISATION REQUEST

SCHEDULE 4:	FORM OF TRANSFER CERTIFICATE

SCHEDULE 5A:	FORM OF COMPLIANCE CERTIFICATE – FINANCIAL COVENANTS

SCHEDULE 5B:	FORM OF COMPLIANCE CERTIFICATE – TOTAL MARKET VALUE

THIS FACILITY AGREEMENT is dated 10 February 2014 and made between:

(1)	DHT Falcon Limited of 27th Floor, Alexandra House 18, Chater Road, Central, Hong Kong, as borrower ("DHT Falcon");

(2)	DHT Hawk Limited of 27th Floor, Alexandra House 18, Chater Road, Central, Hong Kong, as borrower ("DHT Hawk" and together with DHT Falcon the "Borrowers");

(3)	DHT HOLDINGS INC. of Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as parent (the "Parent");

(4)	DNB BANK ASA of Dronning Eufemias gate 30, N-0191 Oslo, Norway as mandated lead arranger (the "Arranger");

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders"); and

(6)
DNB BANK ASA of Dronning Eufemias gate 30, N-0191 Oslo, Norway, as security agent (in such capacity, the "Security Agent"), agent of the other Finance Parties (in such capacity, the "Agent") and as hedging bank (in such capacity, the "Hedging Bank").

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Acquisition Price" means the Borrowers' payment obligation pursuant to the MOAs (including any deposit paid in accordance with the MOAs), being a total amount of USD 98,000,000.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreement" means this facility agreement, as it may be amended, restated, supplemented and varied in writing from time to time, including its Schedules and any Transfer Certificate.

"Approved Brokers" means Arrow Shipbroking Group, Fearnley Shipbrokers AS, Sealeague AS and R.S. Platou AS and such other brokers as approved by the Agent (on behalf of the Lenders) from time to time, and an "Approved Broker" means any of them.

"Approved Ship Registry" means the Hong Kong Registry, the Marshall Islands Ship Registry, or such other reputable ship registry or flag acceptable to and pre-approved in writing by the Majority Lenders, such approval not to be unreasonably withheld.

"Assignment Agreement" means the assignment agreement collateral to this Agreement for the first priority assignment and/or pledge, as the case may be, of each of the relevant Borrower's i) Earnings under Charterparties; ii) Insurances; iii) Intra-Group Receivables; iv) Earnings Accounts; and v) claims under any Hedging Agreement(s), to be made between the relevant Borrower and the Security Agent (on behalf of the Finance Parties and the Hedging Bank) as security for all amounts due from time to time under the Finance Documents and any Hedging Agreement(s), in form and content acceptable to the Security Agent (on behalf of the Finance Parties and the Hedging Bank).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarization or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the Termination Date.

"Available Commitment" means, a Lender's Commitment minus:

a)	the amount of its participation in any outstanding Loans; and

b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means, the aggregate for the time being of each Lender's Available Commitment.

"Break Costs" means the amount (if any) by which:

a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Oslo (or any other relevant place of payment under Clause 32 (Payment mechanics)).

"Charterers" means any charterers of any of the Vessels from time to time.

"Charterparty" means each of the time charterparty(ies), bareboat charterparty(ies) or other contracts of employment (as the case may be) made between a Borrower (as owner) and the relevant Charterers for the charter of the Vessels.

"Code" means the US Internal Revenue Code of 1986.

"Commercial Management Agreement" means any agreement made or to be made between the relevant Obligor and a Commercial Manager (other than the Obligors) for the commercial management of the Obligor(s) and the Vessels (including, but not limited to, the appointment of the Commercial Manager).

"Commercial Manager" means the Obligors or a third party commercial manager acceptable to the Majority Lenders, such approval no to be unreasonably withheld.

"Commitment" means means, in relation to a Lender, the amount in USD set opposite its name under the heading "Commitment" in Part I of Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means any of the Compliance Certificate – Financial Covenants and the Compliance Certificate – Total Market Value.

"Compliance Certificate - Financial Covenants" means a certificate substantially in the form set out in Schedule 5A (Form of Compliance Certificate – Financial Covenants).

"Compliance Certificate – Total Market Value" means a certificate substantially in the form set out in Schedule 5B (Form of Compliance Certificate – Total Market Value).

"Confidential Information" means all information relating to the Obligors, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

a)	any of the Obligors or any of their respective advisers; or

b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Obligors or any of their respective its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by the relevant Obligor or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs a) or b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Current Assets" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Current Liabilities" has the meaning given to that term in Clause 23.1(Financial definitions).

"Default" means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Disruption Event" means either or both of:

a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"DOC" means in relation to the Technical Manager a valid document of compliance issued to the Technical Manager pursuant to paragraph 13.2 of the ISM Code.

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the relevant Borrower and which arise out of the use of or operation of any of the Vessels, including (but not limited to):

a)
all freight, hire and passage moneys payable to the relevant Borrower, including (without limitation) payments of any nature under any Charterparty or any other charter or agreement for the employment, use, possession, management and/or operation of any of the Vessels;

b)	any claim under any guarantees related to freight and hire payable to the relevant Borrower as a consequence of the operation of any of the Vessels;

c)	compensation payable to the relevant Borrower in the event of any requisition of any of the Vessels or for the use of any of the Vessels by any government authority or other competent authority;

d)	remuneration for salvage, towage and other services performed by any of the Vessels payable to the relevant Borrower;

e)	demurrage and retention money receivable by the relevant Borrower in relation to any of the Vessels;

f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

g)
if and whenever any of the Vessels is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Vessel; and

h)	any other money whatsoever due or to become due to the relevant Borrower from third parties in relation to any of the Vessels, or otherwise.

"Earnings Accounts" means USD account no. 12500510755 held in the name of DHT Hawk and USD account no. 125005110763 held in the name of DHT Falcon, both held with the Agent and to which all the Earnings shall be paid, and any amount deposited into and standing to the credit of such accounts from time to time, and any other accounts held by a Borrower to which any Earnings shall be paid.

"Environmental Approval" means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of any of the Vessels.

"Environmental Claim" means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

"Environmental Law" means any applicable national or international law, regulation, convention or treaty in any jurisdiction in which the relevant Obligor and/or the Charterers conducts business which relates to:

a)	the pollution or protection of the environment;

b)	harm to or the protection of human health;

c)	conditions on the workplace;

d)	any emission or substance capable of causing harm to any living organism or the environment; or

e)	to the carriage of material which is capable of polluting the environment.

"Event of Default" means any event or circumstance specified as such in Clause 26 (Events of Default).

"FA Act" means the Norwegian Financial Agreements Act of 25 June 1999 no. 46 (as amended).

"Facility" means the term loan made available under this Agreement and described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Falcon MOA" means the memorandum of agreement dated 22 January 2014 and entered into between DHT Falcon and the Seller in respect of "DHT Falcon".

"FATCA" means:

a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of relating to paragraph a) above; or

c)
any agreement pursuant to the implementation of paragraphs a) or b) of this definition with the Internal Revenue Service of the United States of America, the United States government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs a) or b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrowers (or the Agent and the Borrowers) setting out any of the fees referred to in Clause 13 (Fees).

"Final Maturity Date" means in respect of the Facility; the date falling 60 Months after its first Utilisation Date, however no later than 31 March 2019.

"Finance Document" means this Agreement, any Fee Letter, the Security Documents, any Transfer Certificate and any notice, certificate, statement or other document designated as such by the Agent and the Borrowers.

"Finance Party" means the Agent, the Security Agent, the Arranger, or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

a)	moneys borrowed and debit balances at bank or other financial institutions;

b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialized equivalent);

c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS;

g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

i)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs a) to h) above.

"Guarantors" means the Parent and the Borrowers, and "Guarantor" means any of them.

"Hawk MOA" means the memorandum of agreement dated 22 January 2014 and entered into between DHT Hawk and the Seller in respect of "DHT Hawk".

"Hedging Agreement" means any currency-, fx- or interest rate hedging agreement or other agreements, hereunder any ISDA Master Agreement and schedules and confirmations thereto, to be made between the Borrowers and a Hedging Bank.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Initial Utilisation Date" means the first Utilisation Date under this Agreement, however no later than 28 February 2014.

"Insurances" means, in relation to each of the Vessels, all policies and contracts of insurance (which expression includes all entries of such Vessel in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the relevant Borrower (whether in the sole name of the relevant Borrower or in the joint names of the Borrower and any other person) in respect of the Vessels or otherwise in connection with the Vessels and all benefits thereunder (including claims of whatsoever nature and return of premiums).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

"Intra-Group Receivables" means any amounts owing or payable under any existing or future loans the Obligors may have or will have to the other Obligors, other than receivables included in the group account system between the Parent and the Agent.

"Investment" means any direct or indirect:

a)	extension of credit or capital contribution to any other person;

b)	purchase of vessels;

c)	acquisition of shares; and

d)	acquisition of debt instruments issued by any other person.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002.

"Lender" means:

a)	any Original Lender; and

b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

a)	the applicable interest settlement rate for the relevant period as displayed on Reuters screen page LIBOR01 or LIBOR02 (or any replacement Reuters page which displays that rate), as appropriate; or

b)
(if the Reuters screen page referred to in (a) is not available for the Interest Period of that Loan or other sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, at or about 11:00 hours (London time) on the applicable Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

"Liquidity" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

"Management Agreements" means the Commercial Management Agreement and the Technical Management Agreement.

"Managers" means the Commercial Manager and the Technical Manager.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent to reflect the cost of compliance with a) the requirements of the Bank of England and or the Financial Services Authority (or in either case, any other authority which replaces all or any of its functions, or b) the requirements of the European Central Bank.

"Margin" means three point twenty-five per cent (3.25%) per annum.

"Market Value" means, in respect of each Vessel, the fair market value in USD, as i) determined by one (1) Approved Broker (the "Initial Approved Broker") appointed by the Borrowers, or ii) at the request of the Majority Lenders, calculated as the average of valuations of such Vessel obtained from two (2) Approved Brokers (of which one is the Initial Approved Broker, and the second is an Approved Broker appointed by the Agent), in each case, with or without physical inspection of the relevant Vessel on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement. If the higher of the two (2) valuations differ by a margin of more than ten per cent (10.00%) from the lower of the two (2) valuations, then a valuation from a third Approved Broker appointed by the Agent shall be obtained and the fair market value of the Vessel shall be the average mean of the three (3) valuations. All valuations shall be at the Borrowers' cost.

"Material Adverse Effect" means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

a)	the business, operations, assets, condition (financial or otherwise) or prospects of the Borrowers; or

b)	the ability of an Obligor to perform any of its obligations under the Finance Documents; or

c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"MOAs" means the Falcon MOA and the Hawk MOA.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

a)
(subject to paragraph c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgages" means each of the first priority mortgages and the deeds of covenants collateral or declarations of pledge thereto (if any) to be executed and recorded by the relevant Borrower against each of the Vessels in an Approved Ship Registry in favour of the Agent (on behalf of the Finance Parties and the Hedging Bank) as security for all amounts due from time to time under the Finance Documents and any Hedging Agreement(s), in form and substance satisfactory to the Agent (on behalf of the Finance Parties and the Hedging Bank).

"New Lender" has the meaning given to that term in Clause 27 (Changes to the Lenders).

"Obligor" means any of the Borrowers or the Parent.

"Original Financial Statements" means the financial statements of the Parent dated 31 December 2013.

"Parent Assignment Agreement" means the assignment agreement collateral to this Agreement for the first priority assignment of the Parent's Intra-Group Receivables, to be made between the Parent and the Security Agent (on behalf of the Finance Parties and the Hedging Bank) as security for all amounts due from time to time under the Finance Documents and any Hedging Agreement(s), in form and content acceptable to the Security Agent (on behalf of the Finance Parties and the Hedging Bank).

"Parent Loans" means the loans provided or to be provided by the Parent to each of the Borrowers for the purpose of part-financing the Acquisition Price.

"Parent Loan Agreement" means the loan agreements entered into between the Parent as lender and each Borrower as borrower in respect of the Parent Loans.

"Participating Member State" means any member state of the European Communities that adopts or has adopted the EUR as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Encumbrances" means:

a)	any Security Interest created by the Finance Documents;

b)	any liens disclosed in writing to the Agent, and approved by the Agent prior to the date of this Agreement;

c)	liens for current master or crews' wages and salvage (including contract salvage);

d)
any other liens incurred in the ordinary course of trading the Vessels (included liens for master's disbursements incurred in the ordinary course of trading a vessel) securing obligations not more than thirty (30) days overdue;

e)
liens for classification or scheduled dry-docking, ship repairer's lien and outfitter's possessory liens where the indebtedness secured by such liens does not exceed USD 3,000,000 in aggregate (or the equivalent in other currencies); and

f)	any Security Interest arising by operation of law in respect of taxes which are not overdue for payment.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined two (2) Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means the principal offices of DNB Bank ASA and/or such other banks as may be appointed by the Agent in consultation with the Borrowers.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Interbank Market" means the London interbank market.

"Repeating Representations" means each of the representations set out in Clause 21 (Representations).

"Restricted Party" means a person that

a)	is listed on any Sanctions List;

b)	is located in or incorporated under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions;

c)	is directly or indirectly owned or controlled by, or acting on behalf of, a person referred to in (a) and/or (b) above; or

d)	with whom a subject or a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business, or other activities.

"Sanctions" means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by

a)	the Norwegian Government;

b)	the United States Government;

c)	the United Nations;

d)	the United Kingdom,

and with regards to (a) –(d) above, the respective governmental institutions and agencies or any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Her Majesty's Treasury ("HMT"), together the "Sanctions Authorities").

"Sanctions List" means the "Specifically Designated Nationals and Blocked Persons" list maintained by OFAC, the "Consolidated List of Financial Sanctions Targets" maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designations made by, any of the Sanctions Authorities, including but not limited to the Norwegian Government, the European Union and/or the United Nations.

"Security Documents" means all or any security documents as may be entered into from time to time pursuant to Clause 20 (Security).

"Security Interest" means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

"Security Period" means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the other Finance Parties, the Hedging Bank and the Borrowers that:

a)	all amounts which have become due for payment by the Borrowers or any other party under the Finance Documents and any Hedging Agreement(s) have been paid;

b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents or any Hedging Agreement(s);

c)	none of the Obligors has any future or contingent liability under any provision of this Agreement or the other Finance Documents or any Hedging Agreement(s); and

d)
the Agent, the Majority Lenders and the Hedging Bank do not consider that there is a significant risk that any payment or transaction under a Finance Document or any Hedging Agreement(s) would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any Hedging Agreement(s) or any asset covered (or previously covered) by a Security Interest created by a Finance Document or any Hedging Agreement(s).

"Seller" means Gulf Sheba Corporation.

"Share Pledge Agreements" means the share pledge agreements collateral to this Agreement entered or to be entered into between the Parent and the Agent (on behalf of the Finance Parties and the Hedging Bank) for the first priority pledge over, inter alia, the Shares, as security for the Obligors' obligations under the Finance Documents and any Hedging Agreements, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

"Shares" means the shares in each of the Borrowers, each Borrower having an authorized share capital of 10,000 registered shares of par value 1 Hong Kong Dollar.

"SMC" means a valid safety management certificate issued for each of the Vessels pursuant to paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for each of the Vessels developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

"Subsidiary" means a subsidiary of an Obligor, where the Obligor at any time owns or controls (directly or indirectly) no less than hundred per cent. (100.00%) of the voting capital of such subsidiary.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Management Agreement" means any agreement made or to be made between the relevant Obligor and a Technical Manager (other than the relevant Obligor) for the technical management of the Vessels (including, but not limited to, the appointment of the Technical Manager).

"Technical Manager" means i) Goodwood Shipmanagement Pte. Ltd., ii) a company controlled by the Parent, or iii) any third party reputable technical manager pre-approved by the Majority Lenders, such approval no to be unreasonably withheld.

"Termination Date" means 28 February 2014.

"Total Assets" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Total Commitment" means USD 50,000,000 at the date of this Agreement, however not to exceed fifty per cent (50%) of the Acquisition Price.

"Total Debt" has the meaning given to that term in Clause 23.1 (Financial definitions).

"Total Loss" means, in relation to any Vessel:

a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Vessel; and

b)
any expropriation, confiscation, requisition, arrest, seizure, hijacking, acquisition, theft or similar of such Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within thirty (30) days from the Total Loss Date redelivered to the full control of the relevant Borrower.

"Total Loss Date" means:

a)	in the case of an actual total loss of any Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;

b)	in the case of a constructive, compromised, agreed or arranged total loss of any Vessel, the earlier of:

(i)
the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Vessel was given to the insurers; and

(ii)	the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with such Vessel's insurers in which the insurers agree to treat such Vessel as a total loss; or

c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

"Total Market Value" means the aggregate Market Value of the Vessels.

"Transaction Documents" means the Finance Documents, the Charterparties and the Management Agreements and the Hedging Agreement(s), together with the other documents contemplated herein or therein.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

b)	the date on which the Agent executes the relevant Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by the Obligors under the Finance Documents.

"USD" means United States dollars, being the lawful currency of the United States of America.

"Utilisation" means a Utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

"Value Adjusted Equity" has the meaning given to that term in Clause23.1 (Financial definitions).

"Value Adjusted Total Assets" has the meaning given to that term in Clause23.1 (Financial definitions).

"VAT" means value added tax or any other indirect tax of a similar nature.

"Vessels" means:

a)	M/V "DHT Falcon", a VLCC built in 2006 with IMO number 9310147 owned by and registered in the name of DHT Falcon in the Hong Kong Registry; and

b)	M/V "DHT Hawk", a VLCC built in 2007 with IMO number 9310159 owned by and registered in the name of DHT Hawk in the Hong Kong Registry.

"Working Capital" has the meaning given to that term in Clause 23.1 (Financial definitions).

1.2.	Construction

a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Hedging Bank" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Transaction Document" or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

b)	Section, Clause and Schedule headings are for ease of reference only.

c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

e)	In case of a conflict between any of the Security Documents and this Agreement, the provisions of this Agreement shall prevail.

2	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a USD term loan facility in an aggregate amount up to the Commitments.

2.2	Finance Parties' rights and obligations

a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrowers shall be a separate and independent debt.

c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	PURPOSE

3.1	Purpose

The Borrowers shall apply all amounts borrowed by it under the Facility towards part-financing the Acquisition Price of the Vessels.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrowers may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

a)	no Default is continuing or would result from the proposed Loan; and

b)	the Repeating Representations to be made by the Obligors are true in all material respects.

4.3	Maximum number of Loans

The Borrowers may request not more than in aggregate two (2) Utilisations in respect of the Facility (one for each Vessel).

5	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrowers may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 hours three (3) Business Days prior to the proposed Utilisation Date, or such other period as may be agreed between the Borrowers and the Agent.

5.2	Completion of a Utilisation Request

a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(III)	the name of the relevant Vessel the Utilisation relates to; and

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).

b)	No more than one (1) Loan may be requested in each Utilisation Request.

5.3	Currency and amount

a)	The currency specified in a Utilisation Request must be USD.

b)	The Facility may be utilised in two (2) Utilisations, always provided that the aggregate amount of the Loans does not exceed fifty per cent. (50%) of the Acquisition Price.

c)	The amount of a proposed Loan must be in an amount which is a minimum of USD 10,000,000, and if more, in integral multiples of USD 1,000,000 or, if less, the Available Facility.

5.4	Lenders' participation

a)
If the conditions set out in this Agreement have been met and subject to Clause 6.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the relevant Loan.

c)
The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by 16:00 hours three (3) Business Days prior to the Utilisation Date.

5.5	Cancellation of Commitment

The Total Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6	REPAYMENT

6.1.	Repayment of the Loans

The Borrowers shall repay the aggregate Loans in twenty (20) equal quarterly installments of USD 1,000,000 on the date falling three months after the first Utilisation Date. The Borrowers shall repay all outstanding amounts, including accrued and unpaid interest, in full on the Final Maturity Date.

7	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If in any applicable jurisdiction, it becomes unlawful or contrary to Sanctions (whether legally binding or not) for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that to do so:

a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

b)	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled; and

c)
the Borrowers shall repay that Lender's participation in the Loans made to the Borrowers on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Borrowers may, by giving the Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but if in part, being a minimum amount of USD 5,000,000 of the Available Facility, or such lower amount as the Majority Lenders should agree to). Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment of Loans

The Borrowers may, if it gives the Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Loan by a minimum amount of USD 5,000,000, or such lower amount as the Majority Lenders should agree to).

7.4	Right of replacement or repayment and cancellation in relation to a single Lender

a)	If:

(i)	any sum payable to any Lender by the Borrowers is required to be increased under paragraph c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph d) below.

b)	On receipt of a notice of cancellation referred to in paragraph a) above, the Commitment of that Lender shall immediately be reduced to zero.

c)
On the last day of each Interest Period which ends after the Borrowers has given notice of cancellation under paragraph a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in that Loan.

d)
The Borrowers may, in the circumstances set out in paragraph a) above, on 15 (fifteen) Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution selected by the Borrowers which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

e)	The replacement of a Lender pursuant to paragraph d) above shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

f)
A Lender shall perform the checks described in paragraph e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph d) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

8	MANDATORY PREPAYMENT AND CANCELLATION

8.1	Total Loss or sale

If any Vessel is sold or otherwise is disposed of (whether in whole or in part) or suffers a Total Loss, the Facility shall be prepaid by an amount equal to the Facility Reduction Amount on the Facility Reduction Date. Such prepayments shall be applied in accordance with Clause 9.7 (Application of proceeds and reduction of Commitments). If the Facility Reduction Amount is higher than the Loans then outstanding, the Available Facility shall be reduced on the Facility Reduction Date in order to ensure that the aggregate amount prepaid and so reduced is equal to the Facility Reduction Amount.

a)	Following receipt of the Facility Reduction Amount, and subject to a closing procedure to be agreed between the Borrowers and the Security Agent (in its sole discretion), the

Security Agent shall, unless otherwise specified in the Finance Documents, release (including taking any steps necessary to giving effect to such release) any Security relating to the relevant Vessel and release the Borrowers from their obligations under the Finance Documents in respect of such Vessel. The Security Agent (acting on behalf of the Lenders) shall further be obliged to release the Mortgage against the relevant Vessel when the Agent has received the Facility Reduction Amount.

b)	For the purposes of this Clause 8.1 the following definitions shall apply:

"Facility Reduction Amount" means the amount equal to (x) the aggregate of all outstanding Loans multiplied by (y) a fraction, the numerator of which is the Market Value of the relevant Vessel and the denominator of which is the aggregate Market Value of all Vessels (based on valuations not older than thirty (30) days at the time of prepayment).

"Facility Reduction Date" means, in relation to a Vessel:

i.
where such Vessel has become a Total Loss; the date which is the earlier of the date of receipt by the Agent of the Facility Reduction Amount and one hundred and twenty (120) days after such Vessel as became a Total Loss; or

ii.	where such Vessel is sold or otherwise disposed of; the date upon which the sale or disposal of such Vessel is completed; or

iii.	where such Vessel is requisition on or before the date on which the Vessel is delivered to the requisitioning authority.

8.2	Minimum Total Market Value

If the Total Market Value at any time falls below one hundred and thirty-five per cent (135%) of the outstanding Loans hereunder, the Borrowers shall, unless otherwise agreed with the Agent (on behalf of the Lenders), within fifteen (15) Business Days of receipt of written demand by the Agent, either:

a)	prepay the Facility with an amount, such prepayment to be applied in accordance with Clause 9.7 (Application of proceeds and reduction of Commitments); or

b)	provide the Lenders with such additional security, in form and substance satisfactory to the Security Agent (on behalf of the Lenders and the Hedging Bank),

required to restore the aforesaid ratio.

8.3	Sanctions

If any Obligor or any subsidiary of any Obligor fails to comply with Sanctions or becomes a Restricted Party then:

a)	the Borrowers shall promptly notify the Agent upon becoming aware of that event;

b)	a Lender shall not be obliged to fund a Utilisation; and

c)	if the Lenders so require, the Agent shall, by not less than ten (10) Business Days' notice to the Borrowers, cancel the Total Commitments and declare the outstanding Loans, together with accrued interest, default interest, Break Costs and expenses and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

9	RESTRICTIONS

9.1	Notices of Cancellation and Prepayment

Any notice of cancellation or prepayment given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	Re-borrowing

The Borrowers may not reborrow any part of the Facility which is prepaid or repaid in accordance with this Agreement.

9.4	Prepayment/cancellation/repayment in accordance with the Agreement

The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Total Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent's receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

9.7	Application of proceeds and reduction of Commitments:

a)	Any amount prepaid or cancelled pursuant to this Agreement shall be applied against the remaining installments on a pro rata basis, including any final balloon payment at the Final Maturity Date.

b)
Any amount cancelled shall reduce each Lender's Commitment by an amount equal to the proportion of the cancelled amount which (prior to such reduction) its Commitment bears to the Available Facility on that date.

c)
If all or part of a Loan is repaid or prepaid an amount of the Commitments (equal to the amount of the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph c) shall reduce the Commitments of the Lenders rateably.

10	INTEREST

10.1	Calculation of interest

a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	The Margin;

(ii)	LIBOR; and

(iii)	Mandatory Cost, if any.

b)	Effective interest pursuant to Section 46 of the FA Act has been calculated by the Agent as set out in a separate letter from the Agent to the Borrowers.

10.2	Payment of interest

The Borrowers shall pay accrued interest on a Loan on the last day of each Interest Period (and, if the Interest Period is longer than six (6) months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

10.3	Default interest

a)
If the Borrowers fail to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph b) below, is two (2) per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). If any Event of Default has occurred and is continuing under any Finance Documents and notice thereof has been sent from the Agent to the Borrowers, all outstanding amounts shall be deemed overdue and default interest (as specified above) will be calculated. Any interest accruing under this Clause 10.3 shall be immediately payable by the Borrowers on demand by the Agent.

b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent. higher than the rate which would have applied if the overdue amount had not become due.

c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

11	INTEREST PERIODS

11.1	Selection of Interest Periods

a)	The Borrowers may select an Interest Period for a Loan in the Utilisation Request for that Loan (or in respect of a Loan which has already been borrowed) a Selection Notice.

b)
Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrowers not later than by 10:00 hours three (3) Business Days prior to the last day of the Interest Period for that Loan.

c)
If the Borrowers fail to deliver a Selection Notice to the Agent or otherwise fail to select an Interest Period for a Loan in accordance with paragraph a) and b) above, the relevant Interest Period for that Loan will be three (3) months.

d)
Subject to this Clause 11, the Borrowers may select an Interest Period of three (3) or six (6) Months, or any other period agreed between the Borrowers and the Agent (acting on the instructions of all the Lenders).

e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its Interest Period.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 hours (London time) on the Quotation Day, LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling two (2) Business Days after the Quotation Day (or, if earlier, on the date falling one (1) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

b)	In this Agreement, "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the applicable interest settlement rate for the relevant period as displayed on Reuters screen page LIBOR01 or LIBOR02 (or any replacement Reuters page which displays that rate), as appropriate, is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participation in a Loan exceed fifty per cent (50.00%) of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

12.3	Alternative basis of interest or funding

a)
If a Market Disruption Event occurs and the Agent or the Borrowers so requires, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

b)	Any alternative basis agreed pursuant to paragraph a) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

12.4	Break Costs

a)
The Borrowers shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	FEES

13.1	Commitment fee

The Borrowers shall pay to the Agent (for the account of each Lender) a commitment fee in the amount and at the times agreed in a Fee Letter.

13.2	Arrangement fee

The Borrowers shall pay to the Arranger (for further distribution to the Lenders) an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Signing fee

The Borrowers shall pay to the Agent (for its own account) a signing fee in the amount and at the times agreed in a Fee Letter.

14	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purpose of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in payment made by an Obligor to a Finance Party under Clause 14.2 (Tax Gross-Up) or a payment made under Clause 14.3 (Tax indemnity).

b)	Unless a contrary indication appears, in this Clause 14 a reference to "determine" or "determined" means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

a)	Each Obligor shall make all payments to be made by it to any Finance Party under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

b)
Each Obligor shall promptly upon becoming aware that it is required by law to make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the relevant Obligor.

c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

e)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, each Obligor shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

a)	The Obligors shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines, will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

b)	Paragraph a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up);

(B)
would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph d) of Clause 14.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party under Clause 14.8 (FATCA Deduction).

c)
A Protected Party making, or intending to make, a claim under paragraph a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers, provided that nothing herein shall require such Protected Party to disclose any confidential information relating to the organisation of its affairs.

d)	A Protected Party shall, on receiving a payment from the Obligors under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment; and

b)	that Finance Party actually has obtained, utilised and retained a Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

14.5	Stamp taxes

The Obligors shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Value added tax

a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse and indemnify (as the case may be) that Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines it is entitled to credit or repayment in respect of such VAT.

14.7	FATCA Information

a)	Subject to paragraph c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

	(A)	a FATCA Exempt Party; or

	(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

b)
If a Party confirms to another Party pursuant to sub-paragraph a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

c)	Paragraph a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph a) above (including, for the avoidance of doubt, where paragraph c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is one hundred per cent. (100%), until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.8	FATCA Deduction

a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

15	INCREASED COSTS

15.1	Increased costs

a)
Subject to Clause 15.3 (Exceptions) the Borrowers shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. For the avoidance of doubt, it is agreed that any Increased Costs attributable to the implementation or application of or compliance with Basel III Standards shall be paid by the Borrowers in accordance with this Clause 15.1.

b)	"Increased Costs" means:

	(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

	(ii)	an additional or increased cost; or

	(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

c)
For the purpose of this Clause 15.1, "Basel III Standards" means the consultations, including the agreements on capital requirements, a leverage ratio and liquidity standards contained in such consultations, published by the Basel Committee of Banking Supervision in December 2010 with the titles "Basel III: International framework for more resilient banks and banking systems" and "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" and "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, each as amended, supplemented or restated, together with any further guidance of standards in relation to the Basel III Standards published or to be published by the Basel Committee on Banking Supervision.

15.2	Increased cost claims

a)
A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

	(i)	attributable to a Tax Deduction required by law to be made by a Borrower;

	(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph b) of Clause 14.3 (Tax indemnity) applied);

	(iv)	compensated for by the payment of the Mandatory Cost; or

	(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

b)	In this Clause 15.3, a reference to "Tax Deduction" has the same meaning given to the term in Clause 14.1 (Definitions).

16	Other indemnities

16.1	Currency indemnity

a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i) making or filing a claim or proof against any of the Obligors;

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Obligors shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

b)
Each Obligors waives any right any of them may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Obligors shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

a)	the occurrence of any Event of Default;

b)
a failure by any of an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

16.3	Indemnity to the Agent

Each obligor shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

a)	investigating any event which it reasonably believes is a Default; or

b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized.

17	Mitigation by the Lenders

17.1	Mitigation

a)
Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7 (Illegality, Voluntary Prepayment and Cancellation) Clause 14 (Tax gross-up and indemnities), or Clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

b)	Paragraph a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

a)	Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18	Costs and expenses

18.1	Transaction expenses

The Obligors shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including internal and external legal and collateral fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

a)	this Agreement and any other documents referred to in this Agreement; and

b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If:

a)	an Obligor requests an amendment, waiver or consent; or

b)	an amendment is required pursuant to Clause 32.10 (Change of currency),

the Obligors shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement costs

The Obligors shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Subject to Clause 19.12 (Limitations), each Guarantor jointly and severally irrevocably and unconditionally:

a)
guarantees to each Finance Party and the Hedging Bank as and for its own debt and not merely as surety the punctual performance by each other Obligor of that Obligor's obligations under the Finance Documents and any Hedging Agreements;

b)
undertakes with each Finance Party and the Hedging Bank that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document and/or any Hedging Agreements, the Guarantor shall immediately on demand (No. påkravsgaranti) by the Agent pay that amount as if it was the principal obligor; and

c)
agrees with each Finance Party and the Hedging Bank that if an obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party and/or the Hedging Bank (as the case may be) immediately on demand against any cost, loss or liability it incurs as a result of any of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document and/or any Hedging Agreements on the date when it would have been due.

19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable the Borrowers under the Finance Documents and any Hedging Agreements, regardless of any intermediate payment or discharge in whole or in part.

19.3	Maximum guarantee liability

The liability of each Guarantor under this Clause 19 shall be limited to USD 75,000,000, plus any unpaid amount of interest, fees, liability, costs and expenses under the Finance Documents and any Hedging Agreements.

19.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrowers or any security for those obligations or otherwise) is made by a Finance Party or the Hedging Bank in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 shall continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.5	Waiver of defences and confirmations

a)
The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(i) any time, waiver or consent granted to, or composition with, any Obligor or any other person;

(ii) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the group;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

	(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document, any Hedging Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document, any Hedging Agreements or other document or security;

	(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Hedging Agreement or any other document or security; or

	(vii)	any insolvency or similar proceedings.

b)
Furthermore, each Guarantor specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

	(i)	§ 62 (1)(a) (to be notified of any Security Documents the giving of which was a precondition for the advance of any Loan, but which has not been validly granted or has lapsed);

	(ii)	§ 63 (1)–(2) (to be notified of any Event of Default hereunder and to be kept informed thereof);

(iii)	§ 63 (3) (to be notified of any extension granted to the Borrowers in payment of principal and/or interest);

(iv)	§ 63 (4) (to be notified of an Obligor's bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(v)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents or any Hedging Agreement that may be detrimental to its interest);

(vi)
§ 66 (1)-(2) (that the Guarantor shall be released from its liabilities hereunder if Security which was given, or the giving of which was a precondition for the utilisation of the Facility, is released by the Finance Parties or the Hedging Bank without the consent of the Guarantor);

(vii)
§ 66 (3) (that the Guarantor shall be released from its liabilities hereunder if, without its consent, Security the giving of which was a precondition for the utilisation of a Loan was not validly granted);

(viii)
§ 67 (1)-(2) (about any reduction of the Guarantor's liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and/or any Hedging Agreements);

(ix)
§ 67 (4) (that the Guarantor's liabilities hereunder shall lapse after ten (10) years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and/or any Hedging Agreements);

(x)
§ 70 (as the Guarantor shall have no right of subrogation into the rights of the Finance Parties under the Finance Documents or the Hedging Bank under the Hedging Agreements until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents and the Hedging Bank shall have received all amounts due or to become due to them under the Finance Documents);

(xi)
§ 71 (as neither the Finance Parties nor the Hedging Bank shall have a liability first to make demand upon or seek to enforce remedies against any of the Borrowers or any other Security provided in respect of the Borrowers' liabilities under the Finance Documents and/or any Hedging Agreements before demanding payment under or seeking to enforce the obligations of the Guarantor hereunder);

	(xii)	§ 72 (as all interest and default interest due under any of the Finance Documents and/or any Hedging Agreements shall be secured by the obligations of the Guarantor hereunder);

	(xiii)	§ 73 (1)–(2) (as all costs and expenses related to an Event of Default under this Agreement shall be secured by the obligations of the Guarantor hereunder); and

(xiv)
§ 74 (1)–(2) (as the Guarantor shall not make any claim against any of the Borrowers or any other person for payment until and unless all amounts payable by the Borrowers under or in connection with the Finance Documents and/or any Hedging Agreements have been irrevocably paid in full to the Finance Parties or the Hedging Bank and all Commitments have been cancelled or otherwise cease to be available).

c)	Each Guarantor further confirms that it has received and noted such information as required under § 61(2) of the FA Act.

19.6	Guarantor intent

Without prejudice to the generality of Clause 19.5 (Waiver of defences and confirmations), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes set out herein, any other variation or extension of the purposes for which any such facility or amount might be made available from time to time or any Hedging Agreements; and any fees, costs and/or expenses associated with any of the foregoing.

19.7	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document and/or any Hedging Agreements to the contrary.

19.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and/or any Hedging Agreements have been irrevocably paid in full, each Finance Party and the Hedging Bank (or any trustee or agent on its behalf) may:

a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or the Hedging Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 19.

19.9	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and/or any Hedging Agreements have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents and/or any Hedging Agreements:

a)	to be indemnified by an Obligor;

b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents and/or any Hedging Agreements;

c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or the Hedging Bank under any Hedging Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party or any Hedging Agreements by the Hedging Bank;

d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Clause 19 (Guarantee and indemnity);

e)	to exercise any right of set-off against any Obligor; and/or

f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party or the Hedging Bank.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties or the Hedging Bank (as the case may be) by the Obligors under or in connection with the Finance Documents or any Hedging Agreements (as the case may be) to be repaid in full on trust for the Finance Parties or the Hedging Bank (as the case may be) and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment mechanics) of this Agreement.

19.10	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents and/or the Hedging Agreements for the purpose of any sale or other disposal of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents and any Hedging Agreements; and

b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents and any Hedging Agreements to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or the Hedging Bank under any Hedging Agreements or of any other security taken pursuant to, or in connection with, any Finance Document or any Hedging Agreements where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.11	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party or the Hedging Bank.

19.12	Subordination

Clauses 20.3 (Security and subordination – Hedging Agreement(s)) and 20.4 (Enforcement of the Security Documents) shall apply in respect of the guarantee and indemnity granted under this Clause 19.

20	SECURITY

20.1	Security – Loan

The Obligors' obligations and liabilities under the Finance Documents, including (without limitation) the Obligors' obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with this Agreement and any Finance Document, shall at any and all times during the Security Period, be secured by:

(i) the Mortgages;

(ii) the Assignment Agreements;

(iii) the Parent's Assignment Agreement; and

(iv) the Share Pledge Agreements,

(together the "Security Documents").

20.2	Perfection etc.

The Obligors undertakes to ensure that the above Security Documents are duly executed by the parties thereto in favour of the Security Agent (on behalf of the Finance Parties) on or about the date of this Agreement, legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Security Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.

20.3	Security and subordination – Hedging Agreement(s)

a)
The Finance Parties have agreed that the Obligors' obligations under the Hedging Agreement(s), if any, shall be secured by the Security Documents with the rights of the Hedging Bank under the Security Documents being fully subordinated to and ranking in all respects after the right of the Agent (on behalf of the Finance Parties) under the Security Documents as set out in Clause 20.1 (Security – Loans).

b)
The obligations of the Borrowers and the Parent towards the Hedging Bank under any Hedging Agreements shall be fully subordinated to and rank in priority after the rights of the Finance Parties under the Finance Documents and so that upon the occurrence of an Event of Default, no payments shall be made to any of the Hedging Bank under the Hedging Agreements as long as any amount is outstanding under any Finance Document.

c)	The Hedging Bank shall promptly notify the Agent in writing upon doing or entering into any transactions under the Hedging Agreement(s).

20.4	Enforcement of the Security Documents

a)
The Hedging Bank undertakes with the Agent (on behalf of the Finance Parties) that it will not take any action to enforce any claim or seek to exercise any of its rights and powers of enforcement under the Security Documents unless:

(i) the Security Agent (on behalf of the Finance Parties) shall have given its prior written consent thereto (which the Agent shall have full liberty to withhold); or

(ii)
all monies due or to become due to the Agent and the Finance Parties (including all accrued interest and other monies) under the terms of this Agreement and/or the other Finance Documents have been paid in full to the Agent (on behalf of the Finance Parties).

b)
The Security Agent (on behalf of the Finance Parties) will notify the Hedging Bank as soon as practicable if it intends to enforce any of its rights or powers under the Security Documents (other than its right to demand payment of any monies secured thereby) whereupon the Hedging Bank shall have the option (to be exercised immediately upon receipt of such notification if there is a case of emergency and the Security Agent (on behalf of the Finance Parties) has to act without delay, or otherwise within fifteen (15) Business Days from receipt of such notification during which period the Security Agent (on behalf of the Finance Parties) will not complete enforcement of any of its said rights and powers) of paying to the Security Agent within the said fifteen (15) Business Days all monies due to the Finance Parties under this Agreement and the Security Documents against an assignment and transfer (on a non-recourse basis) of this Agreement and the Security Documents that may be transferable to, and at the expense of, the Hedging Bank(s). Such assignment and transfer of this Agreement and the Security Documents shall be without any express or implied warranty or representation by the Security Agent or any of the other Finance Parties as to the validity or enforceability of this Agreement and/or the Security Documents and/or such related documents or as to the recoverability of any moneys thereunder. The Security Agent shall not be liable to any of the Hedging Bank for any failure or delay in giving notice of its intention to enforce and shall not be liable to any of the Hedging Bank in respect of any loss, damage or liability incurred by any of the Hedging Bank arising out of or in connection with the Agent's failure or delay in giving such notice.

c)
Without prejudice to this Clause 20.4, nothing herein shall preclude the right of the Security Agent to demand payment of any money secured by the Security Documents or preclude the Security Agent from taking any action whatsoever in accordance with the Security Documents.

d)
Nothing herein shall preclude the right of the Hedging Bank to demand and/or receive payments of any monies secured by the Security Documents or performance of other obligations set out in any Hedging Agreement (hereunder the un-winding of hedging transactions thereunder), always as long as such action does not interfere with the rights of the Finance Parties and is not inconsistent with its obligations contained in this Agreement (including, but not limited to, Clause 20.3 (Security and subordination – Hedging Agreement(s)).

21	Representations

Each Obligor (or, if the relevant provision so states, the Borrowers) makes the representations and warranties set out in this Clause 21 on the date of this Agreement.

21.1	Status

a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

b)	It has the power to own its assets and carry on its business as it is being conducted.

21.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is party are legal, valid, binding and enforceable obligations.

21.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

a)	any law or regulation applicable to it;

b)	its constitutional documents; or

c)	any agreement or instrument binding upon it or any of its assets.

21.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

21.5	Validity and admissibility in evidence

All Authorisations required or desirable:

a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

c)	necessary for the conduct of the business, trade and ordinary activity of the Borrower,

have been obtained or effected and are in full force and effect.

21.6	Taxes

a)	It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

b)
It has complied with all material taxation laws in all jurisdictions where it is subject to taxation and has paid all material Taxes and other amounts due to governments and other public bodies. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies.

21.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except recordation of the Mortgages  at the Hong Kong Marine Department and registration of the charge details of the Mortgages and the Assignment Agreements against the relevant Borrower at the Companies Registry of Hong Kong within five (5) weeks after the date of it having been executed by the parties thereto in accordance with section 80 of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong).

21.8	No default

a)
No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, performance of, or any transaction contemplated by, any Finance Document.

b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing would constitute) a default or might constitute a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or might have a Material Adverse Effect.

21.9	No misleading information

a)
Any factual information, documents, exhibits or reports relating to the Obligor and which have been furnished to the Finance Parties by or on behalf of the relevant Obligor are complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and do not contain any misstatement of fact or omit to state a fact making such information, documents, exhibits or reports misleading in any material respect.

b)
Any financial projections provided by or on behalf of the Obligors in connection with the Agreement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

c)
Nothing has occurred or been omitted from the information so provided and no information has been given or withheld that results in the information so provided being untrue or misleading in any material respect.

21.10	Financial statements

a)	The Parent's Original Financial Statements were prepared in accordance with IFRS consistently applied.

b)	The Parent's Original Financial Statements fairly and accurately represent its assets, liabilities, financial condition and operations during the relevant financial year.

c)
As of the date of the Original Financial Statements, the Obligors had no material liabilities, direct or indirect, actual or contingent, and there is no material, unrealized or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the relevant Original Financial Statements or in the notes thereto.

d)	Its most recent financial statements delivered pursuant to Clause 22.1 (Financial Statements):

(i) have been prepared in accordance with IFRS as applied to the Original Financial Statements; and

(ii) give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the period to which they relate.

e)
Since the date of the most recent financial statements delivered pursuant to Clause 22.1 (Financial Statements) there has been no material adverse change in its business, operation, assets or condition (financial or otherwise) which might have a Material Adverse Effect.

21.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.12	No proceedings pending or threatened

No litigation, arbitration, administrative proceedings or labour disputes of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

21.13.	No existing Security Interest

Save as described in Clause20 (Security), no Security Interest exists over all or any of the Vessels, Earnings, Insurances, Earnings Accounts, Intra-Group Receivables or Shares, or its other present or future revenues or assets that are or shall become subject to the Security contemplated under this Agreement.

21.14	No immunity

The execution and delivery by it of each Transaction Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Transaction Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any other proceedings taken in Norway and/or the Marshall Islands and/or Hong Kong and in the jurisdictions of any other Approved Ship Registries in relation to any Transaction Document.

21.15	No winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

21.16	Environmental compliance

Each Obligor and the Charterers (as the case may be) have performed and observed in all material respects all Environmental Laws, Environmental Approvals and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels, and is in compliance with Clause 24.11 (Environmental compliance) and (to the best of each Obligor's knowledge and belief, having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

21.17	Environmental Claims

No Environmental Claim and no other event or circumstances is outstanding which (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute an Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any of the Obligors or the Charterers where that claim would be reasonably likely, if adversely determined, to have a Material Adverse Effect.

21.18	ISM Code and ISPS Code Compliance

All requirements of the ISM Code and the ISPS Code as they relate to it, the Managers, the Charterers (if any) and the Vessels have been complied with in all material respects.

21.19	The Vessels

Each of the Vessels will on the relevant Utilisation Date relating to such Vessel be:

a)
in the absolute ownership of the relevant Borrower, free and clear of all encumbrances (other than Permitted Encumbrances) and the relevant Borrower be the sole, legal and beneficial owner of such Vessel;

b)	registered in the name of the relevant Borrower with the Approved Ship Registry under the laws and flag of such Approved Ship Registry;

c)	operationally seaworthy in every way and fit for service; and

d)
classed with DNV GL, American Bureau of Shipping, Lloyds or any other classification society acceptable to the Majority Lenders (such consent not to be unreasonable withheld), free of all overdue material requirements, recommendations or adverse notations.

21.20	No money laundering

a)
It is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2005/60/EC) and Directive 2001/97 of the European Parliament and of 4 December 2001 amending Council Directive 91/308).

b)	The Borrowers will use the proceeds of the Facility for their own benefit, under their full responsibility and exclusively for the purposes specified in this Agreement.

21.21	Governing law and enforcement

a)
The choice of Norwegian law as the governing law of this Agreement and the relevant laws of the Security Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

b)	Any judgment obtained in Norway in relation to this Agreement or a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

c)	Any judgment obtained in the relevant jurisdiction in relation to the Security Documents will be recognised and enforced in its jurisdiction of incorporation.

21.22	No insolvency proceedings

To the best of its knowledge, after due enquiry, no action has been commenced or threatened for the winding-up, administration, judicial management, dissolution or reorganisation of it (by way of voluntary arrangement, scheme of arrangement or otherwise).

21.23	No breach of laws

It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

21.24	Sanctions

None of the Obligors, nor any of their respective Affiliates or any of the Obligors' respective subsidiaries not being wholly-owned, or their joint ventures, nor any of their respective directors, officers, employees, agents or representatives nor any other person acting on any of their behalf:

a)	is a Restricted Party;

b)	has breached any Sanctions; or

c)	has received notice of or is aware of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanction Authority.

21.25	Repetition

The Repeating Representations are deemed to be made by the each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

22	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

The Obligors shall supply to the Agent in sufficient copies for all the Lenders:

a)
as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, the audited consolidated financial statements of the Parent, for that financial year;

b)
as soon as the same become available, but in any event within sixty (60) days after the end of each quarter of each of its financial years, the consolidated financial statements of the Parent, for that financial quarter; and

c)	any other financial information as any Finance Party (through the Agent) may reasonably request from or in respect of any of the Obligors.

22.2	Compliance Certificates

a)
The Parent shall supply to the Agent with each set of financial statements delivered pursuant to Clause 21.1a) and 21.1b) (Financial statements) a Compliance Certificate - Financial Covenants substantially in the form set out in Schedule 5A (Form of Compliance Certificate – Financial Covenants) setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial covenants) as at the date as at which those financial statements were drawn up.

b)
The Borrowers shall supply to the Agent at the latest ten (10) Business Days after the last day of each financial quarter a Compliance Certificate – Total Market Value substantially in the form set out in Schedule 5B (Form of Compliance Certificate – Total Market Value) setting out (in reasonable detail) computations as to compliance with Clause 25.4 (Minimum Total Market Value) and attaching the valuation report(s) received for the relevant brokers as at the last day of each financial quarter.

c)	Each Compliance Certificate shall be signed by the Chief Financial Officer of the Parent.

22.3	Requirements as to financial statements

a)
Each set of financial statements delivered by the Parent pursuant to Clause 22.1 (Financial statements) shall be certified by the Chief Financial Officer of the Parent as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

b)
The Parent shall procure that each set of financial statements of the Obligors delivered pursuant to Clause 22.1 (Financial statements) is prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Obligors unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in IFRS, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Borrower) deliver to the Agent:

(i)
a description of any change necessary for those financial statements to reflect IFRS, accounting practices and reference periods upon which the Obligors' Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Obligors' Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.4	Information: miscellaneous

The Obligors shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

a)	copies of any Charterparty if and when requested by the Agent;

b)	copies of all material documents dispatched by any Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

c)	promptly upon becoming aware of them, the details of any event which has occurred or may occur which have a material impact on the condition (financial or otherwise) of any of the Obligors;

d)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against an Obligor, and which might, if adversely determined, have a Material Adverse Effect; and

e)
promptly, such further information regarding the financial condition, business, operations (financial or otherwise) or assets of the Obligors as any Finance Party (through the Agent) may reasonably request.

22.5	Notification of default

a)	The Obligors shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

b)
Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.6	Notification of Environmental Claims

The Obligors shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

a)	if any Environmental Claim has been commenced or (to the best of the Obligors' knowledge and belief) is threatened against any of the Obligors, the Charterers, the Managers or any of the Vessels; and

b)
of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Obligors, the Charterers, the Managers or any of the Vessels,

where the claim would be reasonably likely, if determined against the Obligors or any of the Vessels, to have a Material Adverse Effect.

22.7	Use of websites

a)
Each Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Agent (the "Designated Website") if:

	(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

	(ii)	the Obligors and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

	(iii)	the information is in a format previously agreed between the Obligors and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Obligors accordingly and the Obligors shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Obligors shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors and the Agent.

c)	The Obligors shall promptly upon becoming aware of its occurrence notify the Agent if:

	(i)	the Designated Website cannot be accessed due to technical failure;

	(ii)	the password specifications for the Designated Website change;

	(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

	(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

	(v)	Any of the Obligors becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Obligors notifies the Agent under paragraph c)(i) or paragraph c)(v) above, all information to be provided by the Obligors under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors shall comply with any such request within ten (10) Business Days.

22.8	"Know your customer" checks

a)	If:

	(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

	(i)	any change in the status of an Obligor after the date of this Agreement;

	(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer;

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23	FINANCIAL COVENANTS

23.1	Financial definitions

For the purposes of the financial covenants set out herein, the following definitions shall apply:

a)	"Current Assets" means at any time, in accordance with IFRS, the book value of current assets.

b)	"Current Liabilities" means at any time, in accordance with IFRS, the book value of current liabilities.

c)	"Liquidity" means at any date of determination under this Agreement, the aggregate value of the equivalent in USD of:

(i) the credit balances on any deposit, savings or other current account and cash in hand, but excluding any such credit balances and cash being blocked or restricted at any time;

(ii)
any undrawn and available amount which, as at such date, the Guarantor (on a consolidated basis) is entitled to draw under any credit facility with a major international bank or financial institution at any date for determination under this Agreement, including this Agreement (always provided that the availability of any such amounts is subject to compliance with the financial covenants set out in this clause 23 (Financial covenants) and Minimum Total Market Value) for a term of more than twelve (12) months and not subject to any conditions with which it or any other relevant party would not be able to comply at such time; and

(iii) debt securities which are publicly traded on a major stock exchange or investment market (valued as at any applicable date of determination) and rated at least "A" with S&P,

but excluding any of those assets being subject to a Security at any time.

d)	"Total Debt" means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of the Parent.

e)	"Value Adjusted Equity" means Value Adjusted Total Assets less Total Debt of the Parent.

f)	"Value Adjusted Equity Ratio" means, on any date, the ratio of Value Adjusted Equity to Value Adjusted Total Assets.

g)
"Value Adjusted Total Assets" means an amount which is equal to the "Consolidated Total Assets" of the Parent (as shown in the Latest Balance Sheet), less the goodwill, patents, trademarks, licenses and all other assets of the Parent which would be treated as intangible under IFRS (if any), and adjusted to reflect the market valuations of the vessels of the Parent. The market value of such vessels to be determined quarterly by an Approved Broker, or at the request of the Majority Lenders, calculated as the average of valuations of such Vessel obtained from two Approved Brokers, in each case, with or without physical inspection of the relevant vessel on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement. If the higher of the two (2) valuations differ by a margin of more than ten per cent (10.00%) from the lower of the two (2) valuations, then a valuation from a third Approved Broker appointed by the Agent shall be obtained and the fair market value of the relevant vessel shall be the average mean of the three (3) valuations. All valuations shall be at the Parent's cost.

h)	"Working Capital" means Current Assets less Current Liabilities at any time.

23.2	Financial covenants

23.2.1	Minimum Value Adjusted Equity

The Parent shall at all times during the Security Period maintain a Value Adjusted Equity of minimum USD 150,000,000.

23.2.2	Minimum Value Adjusted Equity Ratio

The Parent shall at all times during the Security Period maintain a Value Adjusted Equity Ratio of minimum twenty-five per cent. (25.00%).

23.2.3	Minimum Liquidity

The Liquidity of the Parent, shall at all times during the Security Period, on a consolidated basis, exceed the higher of (i) USD 20,000,000, and (ii) six per cent. (6.00%) of the Parent's gross interest bearing debt.

23.2.4	Positive Working Capital

Each of the Borrowers shall at all times during the Security Period maintain a positive Working Capital.

24	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly:

a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.

24.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.

24.3	Sanctions

a)	The Obligors shall ensure that no part of the proceeds of any Loan or other transaction(s) contemplated by any Finance Document shall, directly or indirectly, be used or otherwise made available:

(i) to fund any trade, business or other activity involving any Restricted Party;

(ii) for the direct or indirect benefit of any Restricted Party; or

(iii) in any manner that would reasonably be expected to result in (A) the occurrence of an Event of Default under Clause 26.14 (Sanctions), or (B) any Party (other than the Borrower) or any Affiliate of such party/any other person being party to or which benefits from any Finance Document being in breach of any Sanctions (if an to the extent applicable to either of them) or becoming a Restricted Party.

b)	Each Obligor shall ensure that none of its assets shall be used directly or indirectly:

(i) by or for the direct or indirect benefit of any Restricted Party; or

(ii)
in any trade which is prohibited under applicable Sanctions or which could expose any of the Obligors, their assets, any Finance Party or any of its Affiliates to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

24.4	Title

The relevant Obligor will hold legal title to and own the entire beneficial interest in the relevant of the Vessels, Insurances, Earnings, Shares, Charterparties, Intra-Group Receivables, Earnings Accounts, and monetary claims in respect of ay Hedging Agreements, free of all Security Interest and other interests and rights of every kind, except for those created by the Financial Documents and as set out in Clause 24.5 (Negative pledge).

24.5	Negative pledge

a)	The Parent shall not create or permit to subsist any Security Interest over any of the Shares and the Intra-Group Receivables; and

b)	The Borrowers shall not create or permit to subsist any Security Interest over any of its present or future assets (including, for the avoidance of doubt, over any rights to title to Charterparties), in each case, other than:

(i) Security Interest under the Finance Documents;

(ii) Permitted Encumbrances; and

(iii) Security Interests consented to in writing by the Agent (acting upon instructions from the Majority Lenders).

24.6	Financial Indebtedness restrictions

The Borrowers shall not enter into new Financial Indebtedness other than:

a)	Financial Indebtedness under this Agreement; and

b)
The Parent Loans which shall be fully subordinated to the obligations of the Obligors under this Agreement and on terms and conditions acceptable to the Agent (on behalf of the Lenders). In the event that the Agent (on behalf of the Finance Parties and the Swap Bank) exercises its rights under the Share Pledge Agreements, any such Parent Loans shall be deleted or converted into equity in the Borrowers.

24.7	Bank accounts

Each Borrower shall hold and maintain all its bank accounts (including the Earnings Accounts, unless otherwise agreed upon by the Agent) with the Agent and ensure that all Earnings are paid to the Earnings Accounts.

24.8	Change of business

Each Obligor shall procure that no change is made to the general nature of its business from that carried out at the date of this Agreement, unless consented to in writing by the Lenders.

24.9	Taxation

The Obligors shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

24.10	Merger

None of the Obligors shall enter into any amalgamation, demerger, merger, split-up, divest, consolidation or corporate reconstruction without the prior written consent of the Agent (on behalf of the Majority Lenders), such consent not to be unreasonably withheld.

24.11	Environmental compliance

Each Obligor shall (and shall procure that the Charterers and the Managers will) comply in all material respects with all Environmental Laws subject to the terms and conditions of any Environmental Approval, implement procedures to monitor compliance with and to prevent liability under any Environmental Law and obtain and maintain any Environmental Approval.

24.12	Technical management

Each Obligor shall procure that the Technical Manager shall continue to be technical manager of that vessels and there shall be no material change to such commercial management and/or the technical Management Agreement (if applicable) without the prior written consent of the Agent (such consent not to be unreasonably withheld).

24.13	Executive management

The Parent shall ensure that there is no change in the executive management in any of the Obligors without the prior written consent of the Agent.

24.14	Transaction Documents

Each Obligor shall procure that none of the Transaction Documents to which it is a party (other than the Charterparties (if any)) are amended or terminated, or any waiver or any material terms thereof are agreed thereunder without the prior written consent of the Agent (on behalf of the Majority Lenders).

24.15	Listing

The Parent shall throughout the Security Period remain listed on the New York Stock Exchange or such other recognised stock exchange acceptable to the Lenders.

24.16	Loans or credit

The Borrowers shall not be a creditor in respect of any Financial Indebtedness other than in the ordinary course of business.

24.17	Ownership of Borrowers

The Borrowers shall remain directly wholly-owned and controlled subsidiaries of the Parent during the Security Period.

24.18	Transaction terms

The Obligors will ensure that all transactions, Charterparties and other agreements, including but not limited to agreements made with companies affiliated to the Obligors, shall be on a commercial basis and done on an arms-length-basis.

24.19	Interest hedging

a)
The Borrowers shall not enter into any interest hedging arrangements or Hedging Agreements with other parties than the Hedging Bank, subject to such interest hedging arrangements being offered on competitive terms.

b)
If the Hedging Bank cannot offer promptly when requested during business hours interest hedging arrangements and Hedging Agreements on competitive terms, the Borrowers may conclude interest hedging arrangements and Hedging Agreements with other parties than the Hedging Bank. Any such interest hedging agreements shall not be subject of any Security under any of the Security Documents.

25	VESSEL COVENANTS

25.1	General

The Obligors gives the undertakings set out in this Clause 25 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

25.2	Insurance

a)
The Obligors shall maintain or ensure that each of the Vessels is insured against such risks, including but not limited to, Hull and Machinery, Protection & Indemnity (including maximum cover for pollution liability as normally adopted by the industry for similar vessels), Hull Interest and/or Freight Interest and War Risk insurances (including acts of piracy and terrorism), in such amounts, on such terms and with such insurers as the Agent from time to time shall approve.

b)
The value of the Hull and Machinery insurance (excluding Hull Interest and Freight Interest) for each Vessel shall cover at least eighty per cent (80.00%) of the Market Value of the relevant Vessel and the insurance value of each Vessel (including Hull Interest and Freight Interest, but excluding Protection & Indemnity), shall be at least equal to the Market Value of such Vessel and the aggregate insurance value of the Vessels (including Hull Interest and Freight Interest, but excluding Protection and Indemnity) shall be at least equal to the higher of the Total Market Value and one hundred and twenty per cent (120.00%) of the outstanding Loans under this Agreement.

c)
The Obligors shall procure that the Agent (on behalf of the Finance Parties and the Hedging Bank) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the insurers/broker(s) to the Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking are executed by the insurers/broker(s).

d)
Not later than seven (7) days prior to the expiry date of the relevant Insurances the relevant Borrower shall procure the delivery to the Agent of a certificate from the insurers/broker(s) through whom the Insurances referred to in paragraph a) have been renewed and taken out in respect of the Vessels with insurance values as required by paragraph b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties and the Hedging Bank) have been noted by the relevant insurers/broker(s).

e)
The Agent shall, if instructed by any Lender, for the account of the Borrowers, take out a Mortgagee's Interest Insurance and a Mortgagee's Interest – Additional Perils Pollution Insurance in respect of each Vessel (covering up to one hundred and twenty per cent (120.00%) of the Loans).

f)
If any of the Insurances referred to in paragraph a) form part of a fleet cover, the Obligors shall procure that the insurers/broker(s) shall undertake to the Agent that they shall neither set-off against any claims in respect of any of the Vessels any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of any of the Vessels if and when so requested by the Agent.

g)
Each relevant Obligor shall procure that the Vessels always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

h)	None of the relevant Obligors will make any change to the Insurances described under paragraph a) and b) above without the prior written consent of the Agent (on behalf of the Lenders).

i)
The Agent shall, if instructed by any Lender, at the time and for the account of the Borrowers, obtain an insurance report from an independent insurance consultant, however, for as long as all Insurances are taken out in accordance with the Nordic Marine Insurance Plan of 2013 (as amended from time to time), no such report shall be required.

25.3	Classification and repairs

Each relevant Obligor shall keep the Vessels in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

a)
so as to maintain its class at the highest level with DNV GL, American Bureau of Shipping, Lloyds or another classification society approved by the Majority Lenders, free of overdue material recommendations, qualifications or adverse notations; and

b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered under the flag state of the Vessels or to vessels trading to any jurisdiction to which any of the Vessels may trade from time to time.

25.4	Minimum Total Market Value

a)	The Total Market Value shall at all times be higher than one hundred and thirty-five per cent (135%) of the Loans outstanding under this Agreement.

b)
The Obligors shall, at their own expense, arrange for the Market Value of each Vessel to be determined quarterly and include the amount of such Market Value in the relevant Compliance Certificate – Total Market Value, to be delivered no later than ten (10) Business Days after the end of each quarterly accounting date.

25.5	Restrictions on chartering, appointment of Managers etc.

a)	None of the Obligors shall without the prior written consent of the Agent (on behalf of the Majority Lenders), such consent not to be unreasonably withheld:

(i) enter into any Charterparty which is not on arm's length terms and conditions;

(ii)
appoint a technical or commercial manager for the Vessels which is not reputable (in the opinion of the Agent) or enter into any Technical Management Agreement(s) and/or Commercial Management Agreement(s) which are not on arm's length terms and conditions; or

(iii)
change the classification society of any of the Vessels, unless to any of DNV GL, American Bureau of Shipping, or Lloyds, in which case the prior written consent of the Agent (on behalf of the Majority Lenders) shall not be required.

b)
None of the Borrowers shall without the prior written consent of the Agent (on behalf of the Majority Lenders), such consent not to be unreasonably withheld, enter into any agreements for the chartering in of any vessels.

c)
The Parent shall not, without the prior written consent of the Agent (on behalf of the Majority Lenders), enter into any agreement(s) for the chartering in of any vessel(s) if, as a result of entering into such agreement, the ratio of the number of chartered in vessels to the number of vessels owned by the Parent would exceed 1:4.

25.6	Notification of certain events

The Obligors shall immediately notify the Agent of:

a)	any of the events set out in clause 25.5 b) to d);

b)	any accident to any of the Vessels involving repairs where the costs will or is likely to exceed USD 2,000,000 (or the equivalent in any other currency);

c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;

d)	any exercise or purported exercise of any lien on any of the Vessels, the Earnings, the Insurances or the Earnings Accounts;

e)	any occurrence as a result of which any of the Vessels has become or is, by the passing of time or otherwise, likely to become a Total Loss;

f)	any claim for a material breach of the ISM Code or the ISPS Code being made against any of the Obligors, the Managers, the Charterers or otherwise in connection with any of the Vessels; and

g)	any arrest or detention of any of the Vessels, any exercise or purported exercise of any lien on any of the Vessels, their Earnings, the Insurances and/or the Earnings Accounts.

25.7	Operation of the Vessels

a)	The Obligors shall comply, or procure the compliance in all respects with the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to a

Vessel, its ownership, operation and management or to the business of the Obligors and shall not employ a Vessel nor allow its employment:

(i) in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code;

(ii) in any manner contrary to any Sanctions; and

(iii)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of a Vessel unless the Borrowers has (at their expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners trading vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

b)
Without limitation to the generality of this Clause 25.7, the Obligors shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code or the ISPS Code.

25.8	ISM Code compliance

The Obligors shall:

a)	procure that each of the Vessels remains subject to a SMS for the duration of the Facility;

b)	procure that a valid and current SMC is maintained for each of the Vessels for the duration of the Facility;

c)	procure that the Technical Manager of the Vessels maintains a valid and current DOC for the duration of the Facility;

d)
immediately upon becoming aware of same notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of any of the Vessels or of the DOC of the Technical Manager; and

e)
immediately notify the Agent in writing of any "accident" or "major non-conformity", each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

25.9	Inspections and class records

a)
The Obligors shall permit, and shall procure that any charterers permit, one person appointed by the Agent to inspect the Vessels once a year for the account of the Borrowers upon the Agent giving prior written notice. For as long as no Event of Default has occurred, such inspection shall not interfere with the commercial planning/operation of the Vessels.

b)
The Obligors shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Vessels.

25.10	Surveys

The Obligors shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the relevant flag state of the Vessels and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however limited to once a year.

25.11	Arrest

The Obligors shall or shall procure that the Charterers shall, promptly pay and discharge:

a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Vessels, the Earnings, the Insurances or the Earnings Accounts;

b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Vessels, the Earnings or the Insurances; and

c)	all other outgoings whatsoever in respect of any of the Vessels, the Earnings and the Insurances,

and forthwith upon receiving a notice of arrest of any of the Vessels, or their detention in exercise or purported exercise of any lien or claim, the Obligors shall or shall procure that the Charterers shall procure their release by providing bail or providing the provision of security or otherwise as the circumstances may require.

25.12	Total Loss

In the event that any of the Vessels shall suffer a Total Loss, the Obligors shall, within a period of one hundred and eighty (180) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the Insurance proceeds shall be applied in prepayment of the relevant Loan in accordance with Clause 8.1 (Total Loss or sale).

25.13	Ownership, flag, name and registry

The Obligors shall not change the ownership, flag, name or registry of any of the Vessels, without the prior written consent of the Agent (on behalf of the Lenders), such consent not to be unreasonably withheld.

26	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 26 is an Event of Default (save for Clause 26.15 (Acceleration)).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

a)	its failure to pay is caused by:

(i) administrative or technical error; or

(ii) a Disruption Event; and

b)	payment is made within five (5) Business Days of its due date.

26.2	Financial covenants

Any requirement of Clause 23 (Financial covenants) is not satisfied.

26.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenants)).

26.4	Misrepresentation

Any representation or statement made or deemed to be made by the Obligors in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.5	Cross default

a)	Any Financial Indebtedness of the Obligors is not paid when due nor within any originally applicable grace period.

b)	Any Financial Indebtedness of the Obligors is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

c)	Any commitment for any Financial Indebtedness of any of the Obligors is cancelled or suspended by a creditor of any of the Obligors as a result of an event of default (however described).

d)
Any creditor of the Obligors becomes entitled to declare any Financial Indebtedness of the Obligors due and payable prior to its specified maturity as a result of an event of default (however described).

e)
No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs a) to d) above is less than USD 5,000,000 (or its equivalent in any other currency or currencies).

26.6	Insolvency

a)
Any of the Obligors is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

c)	A moratorium is declared in respect of any indebtedness exceeding an amount of USD 200,000 in the aggregate of any of the Obligors.

26.7	Insolvency proceedings

a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(ii) a composition, compromise, assignment or arrangement with any creditor of any of the Obligors;

(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any of the Obligors or any of their assets; or

(iv) enforcement of any Security Interest over any assets of any of the Obligors; or

(v) any analogous procedure or step is taken in any jurisdiction.

b)	Paragraph a) above does not apply to:

(i)
a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within fourteen (14) days or such longer period as approved by the Lenders; or

(ii)
any such steps or proceedings that are frivolous or vexatious and contested by the relevant Obligor in good faith and discharged or struck out within the appropriate statutory time limit in the jurisdiction in which such action is commenced.

26.8	Creditors' process

Any maritime lien or other lien (not being a Permitted Encumbrances) expropriation, attachment, sequestration, distress or execution affects any asset or assets of any of the Obligors having an aggregate value of USD 500,000 or more and is not discharged within thirty (30) days.

26.9	Material adverse change

Any event or series of events occur which, in the reasonable opinion of the Agent (on behalf of the Lenders), might have a Material Adverse Effect.

26.10	Permits

Any licence, consent, permission or approval required in order to enforce, complete or perform any of the Transaction Documents is revoked, terminated or modified having a Material Adverse Effect.

26.11	Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against any of the Obligors which might, if adversely determined, have a Material Adverse Effect.

26.12	Effectiveness of Finance Documents

a)	It is or becomes unlawful for any of the Obligors to perform any of its obligations under the Finance Documents.

b)	Any Finance Document is not effective in accordance with its terms or is alleged by any of the Obligors to be ineffective in accordance with its terms for any reason.

c)	Any of the Obligors repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

26.13	Cessation of business

Any of the Obligors suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

26.14	Sanctions

Any of the Obligors, any Affiliate of the Obligors, any of their respective subsidiaries not being wholly owned and joint ventures or any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, becomes a Restricted Party.

26.15	Acceleration

On and at any time after the occurrence of an Event of Default, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

c)	start enforcement in respect of the Security Interests established by the Security Documents; and/or

d)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

27	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

Subject to this Clause 27.2, a Lender (the "Existing Lender") may assign any of its rights or obligations to another bank or financial institution (the "New Lender").

27.2	Conditions of assignment or transfer

a)	The consent of the Borrowers is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i) to another Lender or an Affiliate of a Lender;

(ii) to a reputable shipping bank or a reputable shipping financial institution which has a minimum rating of "BBB" at S&P or "Baa" at Moody's; or

(iii) made at the time when an Event of Default is continuing.

b)
The consent of the Borrowers to an assignment or transfer must not be unreasonably withheld or delayed. The Borrowers will be deemed to have given consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrowers within that time.

c)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Transfer Certificate or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

d)	A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

e)	If:

(i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph e) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

f)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 5,000.

27.4	Limitation of responsibility of Existing Lenders

a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

	(ii)	the financial condition of the Obligors;

	(iii)	the performance and observance by the Obligors of their respective obligations under the Finance Documents or any other documents; or

	(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

c)	Nothing in any Finance Document obliges an Existing Lender to:

	(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27.4; or

	(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Obligors of their obligations under the Finance Documents or otherwise.

27.5	Procedure for transfer

a)
Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

c)	on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(iii)
the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv) the New Lender shall become a Party as a "Lender".

27.6	Copy of Transfer Certificate

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

27.7	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrowers other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28	CHANGES TO THE OBLIGORS

28.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of all the Lenders.

29	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGER

29.1	Appointment of the Agent

a)	Each other Finance Party and Hedging Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

b)
Each other Finance Party authorizes the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Appointment of Security Agent

Each of the Lenders and each of the Hedging Bank appoints the Security Agent as security agent on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Mortgages, (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, the Mortgages, whether from the Obligors or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Security Agent hereby accepts such appointment.

29.3	Duties of the Agent and the Security Agent

a)
Subject to paragraph b) below, the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Security Agent for that Party by any other Party.

b)	Without prejudice to Clause 27.6 (Copy of Transfer Certificate), paragraph a) above shall not apply to any Transfer Certificate.

c)
Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

d)
If either the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

e)
If either the Agent or the Security Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Security Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

f)	The Agent's duties and the Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

29.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	No fiduciary duties

a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6	Business with the Obligors

The Agent, the Arranger and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors.

29.7	Rights and discretions of the Agent and the Security Agent

a)	The Agent and the Security Agent may rely on:

(i) any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii) any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii) any notice or request made by the Obligors (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Obligors.

c)	The Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

d)	The Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

e)	The Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

f)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent and the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.8	Majority Lenders' instructions

a)
Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or as Security Agent, as the case may be, in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or as Security Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

c)
The Agent or the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

e)
Neither the Agent nor the Security Agent is authorized to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Interest thereunder.

29.9	Responsibility for documentation

None of the Agent, the Security Agent and the Arranger:

a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, the Obligors or any other person given in or in connection with any Finance Document; or

b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

c)
is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.10	Exclusion of liability

a)
Without limiting paragraph b) below (and without prejudice to the provisions of paragraph e) of Clause 32.11 (Disruption to Payment Systems etc.)), neither the Agent nor the Security Agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.

b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 29.10.

c)
Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent if the Agent or the Security Agent, as the case may be, has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent or the Security Agent for that purpose.

d)
Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.

29.11	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or willful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Obligors pursuant to a Finance Document).

29.12	Resignation of the Agent and the Security Agent

a)	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.

b)
Alternatively either the Agent or the Security Agent may resign by giving thirty (30) days' notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent or Security Agent, as applicable.

c)
If the Majority Lenders have not appointed a successor Agent or Security Agent, as applicable, in accordance with paragraph b) above within twenty (20) days after notice of resignation was given, the retiring Agent or retiring Security Agent (after consultation with the Borrowers) may appoint a successor Agent or Security Agent, as applicable.

d)
The retiring Agent or retiring Security Agent shall, at its own cost, make available to the successor Agent or successor Security Agent such documents and records and provide such assistance as the successor Agent or successor Security Agent may reasonably request for the purposes of performing its functions as Agent or as Security Agent, as the case may be, under the Finance Documents.

e)	The resignation notice provided by either the Agent or the Security Agent shall only take effect upon the appointment of a successor.

f)	Upon the appointment of a successor, the retiring Agent or the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

g)
After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent or the Security Agent, require it to resign in accordance with paragraph b) above. In this event, the Agent or the Security Agent shall resign in accordance with paragraph b) above.

h)
The Agent shall resign in accordance with paragraph b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and the Company or reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

	(iii)	the Agent notifies the Company that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(iv)
and (in each case) the Company reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company, by notice to the Agent, requires it to resign.

29.13	Confidentiality

a)
In acting as agent for the Finance Parties, the Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

b)
If information is received by another division or department of the Agent or the Security Agent, it may be treated as confidential to that division or department and the Agent or the Security Agent, as applicable, shall not be deemed to have notice of it.

29.14	Relationship with the Lenders

a)
Both the Agent and the Security Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's or the Security Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

	(i)	entitled to or liable for any payment due under any Finance Document on that day; and

	(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

b)	Each Lender shall supply the Agent or the Security Agent with any information required by the Agent or the Security Agent, as applicable, in order to calculate the Mandatory Cost.

c)
Any Lender may by notice to the Agent or the Security Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.15	Credit appraisal by the Lenders

Without affecting the responsibility of the Obligors for information supplied by them or on their behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

a)	the financial condition, status and nature of the Obligors;

b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

d)
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.17	Deduction from amounts payable by the Agent or the Security Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Obligors other than in accordance with Clause 32 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Obligors and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 32.5 (Partial payments) towards the obligations of the Obligors to the Sharing Finance Parties.

31.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Obligors, as between the Obligors and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Obligors.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

b)	as between the Obligors and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrowesr.

31.5	Exceptions

a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Obligors.

b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32	PAYMENT MECHANICS

32.1	Payments to the Agent

a)
On each date on which the Obligors or a Lender is required to make a payment under a Finance Document, the Obligors or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to the Borrowers) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

32.3	Distributions to the Borrowers

The Agent may (with the consent of the Borrowers or in accordance with Clause 33 (Set-off)) apply any amount received by it for the Borrowers in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrowers under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Partial payments

a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

b)	Paragraphs a) above will override any appropriation made by the Obligors.

32.6	Application following an Event of Default

After an Event of Default, on either (i) the completion of a sale of a Vessel, either by forced auction or private treaty, or (ii) the receipt of any monies by the Agent pursuant to the sale proceeds of such Vessel or any enforcement proceeds following the enforcement of any Security under any Security Document (as the case may be), such monies shall be applied in the following order:

a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or about incidental to the said sale;

b)	secondly, in or towards payment of all sums owed to the Finance Parties (on a pro rata basis) under the Finance Documents

c)	thirdly, in or towards payment of all sums owed to the Hedging Bank (on a pro rata basis) under any Hedging Agreement at the time of default; and

d)	fourthly, the balance, if any to the Borrowers or to their order.

32.7	No set-off by the Obligors

All payments to be made by the Obligors under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.8	Business Days

a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

a)	Subject to paragraphs b) to e) below, USD is the currency of account and payment for any sum due from the Obligors under any Finance Document.

b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in USD.

c)	Each payment of interest shall be made in USD.

d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

e)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

32.10	Change of currency

a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems, etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Obligors that a Disruption Event has occurred:

a)
the Agent may, and shall if requested to do so by the Obligors, consult with the Obligors with a view to agreeing with the Obligors such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

b)
the Agent shall not be obliged to consult with the Obligors in relation to any changes mentioned in paragraph a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

d)
any such changes agreed upon by the Agent and the Obligors shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and waivers);

e)
the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph d) above.

33	SET-OFF

a)
A Finance Party may, to the extent permitted by law, set off any matured obligation due from the Obligors under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Obligors, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

b)
The Obligors hereby agrees and accepts that this Clause 33 shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts that, to the extent permitted by law, Section 29 of the FA Act shall not apply to this Agreement.

34	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic mail.

34.2	Addresses

The contact details (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

a)	in the case of the Obligors:

c/o DHT Management AS
P.O. Box 2039 Vika,
0125 Oslo,
Norway Att: Eirik Ubøe
E-mail: eu@dhtankers.com

b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

c)	in the case of the Agent:

DNB Bank ASA
Dronning Eufemias gate 30, Bygg M14S
N-0191 Oslo, Norway
Att.: Credit Middle Office and Agency

Att: Hans Petter Korslund

E-mail: hans.petter.korslund@dnb.no

E-mail: loanadmin.corporate@dnb.no

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

34.3	Delivery

a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

(ii) if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

c)	All notices from or to the Obligors shall be sent through the Agent.

d)	Any communication or document made or delivered to the Obligors in accordance with this Clause will be deemed to have been made or delivered to the Obligors.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number or electronic mail address or change of address, fax number or electronic mail address pursuant to Clause 34.2 (Addresses) or changing its own address, fax number or electronic mail address, the Agent shall notify the other Parties.

34.5	Electronic communication

a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii) notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

b)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

c)	Any electronic communication which becomes effective, in accordance with paragraph b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.6	English language

a)	Any notice given under or in connection with any Finance Document must be in English.

b)	All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by an English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38	AMENDMENTS AND WAIVERS

38.1	Required consents

a)
Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Parties.

b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

38.2	Exceptions

a)	An amendment or waiver that has the effect of changing or which relates to:

(i) the definition of "Majority Lenders" in Clause 1.1 (Definitions);

	(ii)	an extension to the date of payment of any amount under the Finance Documents;

	(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

	(iv)	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

	(v)	a change to the Obligors other than in accordance with Clause 28.1 (Changes to the Obligors);

	(vi)	any provision which expressly requires the consent of all the Lenders;

	(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 20 (Security), Clause 25.2 (Insurances), Clause 27 (Changes to the Lenders) or this Clause 38,

shall not be made without the prior consent of all the Lenders.

b)
An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Arranger.

c)	A Fee Letter may be amended or waived with the agreement of the relevant party to that Fee Letter and the Borrower.

39	CONFIDENTIALITY

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

a)
to any of its Affiliates and Related Funds any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Obligors and to any of that person's Affiliates, Related Funds, representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph c) of Clause 29.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph b)(i) or b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Clause 27.7 (Security over Lenders' rights) ;

(viii)	who is a Party; or

(ix)	with the consent of the Obligors;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs b)(i), b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph b)(iv) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs b)(v), b)(vi) and b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

c)
to any person appointed by that Finance Party or by a person to whom paragraph b)(i) or b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master confidentiality undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors and the relevant Finance Party;

d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Obligors the following information:

	(i)	name of the Obligors;

	(ii)	country of domicile of the Obligors;

	(iii)	place of incorporation of the Obligors;

	(iv)	date of this Agreement;

	(v)	the names of the Agent and the Arranger;

	(vi)	date of each amendment and restatement of this Agreement;

	(vii)	amount of Total Commitments;

	(viii)	currencies of the Facility;

	(ix)	type of Facility;

	(x)	ranking of Facility;

	(xi)	the Final Maturity Date;

	(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

	(xiii)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

c)	The Obligors represent that none of the information set out in paragraphs (i) to (xiii) of paragraph a) above is, nor will at any time be, unpublished price-sensitive information.

39.4	Entire agreement

This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6.	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph b)(ii) of Clause 39.2 (Disclosure of Confidential Information), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).

39.7	Continuing obligations

The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41	GOVERNING LAW

This Agreement is governed by Norwegian law.

42	ENFORCEMENT

42.1	Jurisdiction

a)
Subject to paragraph c) below, the courts of Oslo, Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

b)	The Parties agree that the courts of Oslo, Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

c)
This Clause 42 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

Without prejudice to any other mode of service, each Obligor:

a)
irrevocably appoints DHT Management AS currently of Haakon VII's gate 1, 0161 Oslo, Norway, as its agent for service of process relating to any proceedings before the Norwegian courts in connection with any Finance Documents;

b)	agree that failure by its process agent to notify it or the process will not invalidate the proceedings concerned; and

c)	consent to the service of process to any such proceedings before the Norwegian courts by prepaid posting of a copy of the process to its address for the time being applying under Clause 32 (Notices).

* * *

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL LENDERS

Original Lender	Commitment	Total Commitments
DNB Bank ASA Dronning Eufemias gate 30, N-0191 Oslo, Norway Business reg. number: 984 851 006	USD 50,000,000	USD 50,000,000
____________________
USD 50,000,000

SCHEDULE 2
CONDITIONS PRECEDENT

1	CORPORATE AUTHORISATION

1.1.	In respect of the Obligors:

a)	Certificate of Incorporation;

b)	Articles of Incorporation and By-laws;

c)	Updated Good Standing Certificate;

d)	Resolutions passed at a board meeting of each Obligor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Transaction Documents and, in respect of the Borrowers, the registration of the relevant Mortgages; and

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute the Transaction Documents and any other documents necessary for the transactions contemplated by the Transaction Documents, on its behalf;

e)	Power of Attorney (notarised and legalised if requested by the Agent);

f)	Secretary's Certificate (notarised and legalised);

g)	Specimen signatures of its authorized representatives referred to in d) above in original; and

h)
Certified copies of the passports of the directors and the authorised representatives of each Obligor together with proof of their address and any other identification or similar document any Lender may reasonably require on the basis of mandatory regulatory laws of the country of such Lender or such other "know your customer" and "anti money laundering" documentation required by the Agent (or any Lender through the Agent).

2.	AUTHORISATIONS

All Authorisations required by any government or other authorities for each Obligor to enter into and perform their obligations under this Agreement and/or any of the Transaction Documents (and a pdf copy of any such Authorisations to be delivered to the Agent).

3.	THE VESSELS

In respect of each Vessel:

a)	The Charterparties (if any);

b)
Evidence (by way of transcript of registry) that the Vessel is, or will be, registered in the name of the relevant Borrower in the Hong Kong Registry, that the relevant Mortgage has been, or will in connection with the utilisation of the relevant Loan be, executed and recorded with its intended first priority against the Vessel and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel;

c)
An updated class certificate related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the highest class in accordance with Clause 25.3 (Classification and repairs), free of extensions and overdue recommendations;

d)
Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 25.2 (Insurance), and evidencing that the Agent's (on behalf of the Finance Parties and the Hedging Bank) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement;

e)	The Vessel's current SMC;

f)	A copy of the ISSC; and

g)	The Technical Manager's current DOC.

4.	FINANCE DOCUMENTS

a)	The Agreement;

b)	The Assignment Agreement;

c)	The Share Pledge Agreements;

d)	The Parent's Assignment Agreement; and

e)	The Mortgages.

5.	TRANSACTION DOCUMENTS

a)	Copies of the Commercial Management Agreements (if any);

b)	Copies of the Technical Management Agreements (if any);

c)	Copies of the MOAs; and

d)	The Hedging Agreement(s) (if any).

6.	MISCELLANEOUS

a)	The composition of the management and board of directors of the Borrowers to be acceptable to the Lenders;

b)	A closing procedure in respect of delivery of each Vessel under the MOAs from the Sellers to the respective Borrower, in form and content satisfactory to the Agent (on behalf of the Lenders);

c)	A Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date;

d)	Evidence that all fees referred to in Clause 13 (Fees), as are payable on or prior to the Initial Utilisation Date, have or will be paid on its due date;

e)	A Compliance Certificate - Financial Covenants;

f)	A Compliance Certificate – Total Market Value, including valuations;

g)	Appointment of DHT Management AS and the acceptance by DHT Management as the Obligors' process agent in Norway (or in any other relevant jurisdiction) under the Finance Documents;

h)	A favourable opinion (at the cost of the Borrowers) from an independent insurance consultant acceptable to the Agent in accordance with Clause 25.2 (Insurances) (if applicable);

i)	The Fee Letter;

j)	The Original Financial Statements;

k)	The letter regarding effective interest duly counter-signed by the Borrowers;

l)	Evidence that any withholding tax will be paid or application to tax authorities in respect of any withholding tax is or will be sent (if relevant);

m)	Evidence of discharge of any existing Security Interests (if any);

n)	Copies of the Parent Loan Agreements, in form and content satisfactory to the Lenders; and

o)	Any other document, authorization, opinion or assurance reasonably requested by the Lenders.

7.	LEGAL OPINIONS

a)	A legal opinion as regards Marshall Island law matters issued by Seward & Kissel LLP;

b)	A legal opinion as regards Hong Kong laws law matters issued by Watson Farley & Williams LLP; and

c)	A legal opinion as regards Norwegian law matters issued by Advokatfirmaet Thommessen AS.

All such legal opinions to be in agreed form (as approved by the Agent (on behalf of the Lenders)) prior to the relevant Utilisation Date and to be issued immediately after the relevant Utilisation Date.

SCHEDULE 3
FORM OF UTILISATION REQUEST

From:

To:           DNB Bank ASA

Dated:      [           ]

Dear Sirs

DHT FALCON LIMITED AND DHT HAWK LIMITED - USD 50,000,000 TERM LOAN FACILITY AGREEMENT DATED 10 FEBRUARY 2014 (THE "AGREEMENT")

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Purpose:	[ ]

Amount:	[ ]
Interest Period:	[ ]
Vessel:	["DHT Falcon"/"DHT Hawk"]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The proceeds of this Loan should be credited to [account].

5	This Utilisation Request is irrevocable.

Yours faithfully
[•]

By: _______________________
Name:
Title:

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:    DNB Bank ASA as Agent

From:      [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:     [                  ]

DHT FALCON LIMITED AND DHT HAWK LIMITED - USD 50,000,000 TERM LOAN FACILITY AGREEMENT DATED 10 FEBRUARY 2014 (THE "AGREEMENT")

1
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 27.5 (Procedure for transfer):

a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.5 (Procedure for transfer).

b)	The proposed Transfer Date is [ ].

c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate is governed by Norwegian law.

6	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

The Schedule

Commitment/rights and obligations to be transferred

Existing Lender:	[	]

New Lender:	[	]

Total Commitment of Existing Lender:	USD [	]

Total Commitment of New Lender:	USD [	]

Transfer Date:	[	]

Administrative Details / Payment Instructions of New Lender

[Facility Office address, fax number and attention details for notices and account details for payments.]

Existing Lender:	New Lender:
[ ]	[ ]
By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

Agent:
DNB Bank ASA
By:
Name:
Title:

SCHEDULE 5A
FORM OF COMPLIANCE CERTIFICATE
 – FINANCIAL COVENANTS

To:           DNB Bank ASA as Agent

From:

Dated:

Dear Sirs

DHT FALCON LIMITED AND DHT HAWK LIMITED - USD 50,000,000 TERM LOAN FACILITY AGREEMENT DATED 10 FEBRUARY 2014 (THE "AGREEMENT")

1
We refer to the Agreement. This is a Compliance Certificate – Financial Covenants. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	With reference to Clauses 22.2 (Compliance certificate) and 23 (Financial covenants) of	the Agreement, we confirm that as at [•] [insert relevant reporting date]:

a)
Minimum Value Adjusted Equity. The Value Adjusted Equity of the Parent was USD [•]. The Value Adjusted Equity shall at all times during the Security Period be minimum USD 150,000,000 and the covenant in Clause 23.2.1 (Minimum Value Adjusted Equity) is thus [not] satisfied.

b)
Minimum Value Adjusted Equity Ratio. The Value Adjusted Equity Ratio of the Parent was [•]. The Value Adjusted Equity Ratio of the Parent shall at all times during the Security Period be minimum twenty-five per cent (25.00%) and the covenant in Clause 23.2.2 (Minimum Value Adjusted Equity Ratio) is thus [not] satisfied.

c)
Minimum Liquidity. The Liquidity of the Parent was [•]. The Liquidity of the Parent shall at all times during the Security Period on a consolidated basis exceed the higher of (i) USD 20,000,000 and (ii) six per cent. (6.00%) of the Parent's gross interest bearing debt and the covenant in Clause 23.2.3  (Minimum Liquidity) is thus [not] satisfied.

d)
Positive Working Capital. The aggregate Working Capital of the Borrowers was [•]. The Working Capital of the Borrowers shall at all timed during the Security Period be positive and the covenant in Clause 23.2.4 (Positive Working Capital) is thus [not] satisfied.

3	We attach our calculations establishing the figures in paragraph 2 (other than 2 b), unless specifically requested by the Agent) above.

4	We confirm that, as of the date hereof, (i) each of the representations and warranties set out in Clause 21 (Representations) of the Agreement is true and correct; and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

Yours faithfully DHT HOLDINGS INC.

By:
Name:
Title: Chief Financial Officer

SCHEDULE 5B
Compliance Certificate
– Total Market Value

To:	DNB Bank ASA, as Agent

Date:	[•]

DHT FALCON LIMITED AND DHT HAWK LIMITED - USD 50,000,000 TERM LOAN FACILITY AGREEMENT DATED 10 FEBRUARY 2014 (THE "AGREEMENT")

We refer to the above Agreement. Capitalised terms defined in the Loan Agreement shall have the same meaning when being used in this Compliance Certificate – Total Market Value.

With reference to Clauses 22.2 (Compliance Certificates) and 25.4 (Minimum Total Market Value) of the Agreement, we confirm that as at [•] [insert relevant quarterly date]: the Total Market Value was USD [•].

The Total Market Value to the Facility shall not at any time be in less than one hundred and thirty-five per cent (135%) of the outstanding Loans under the Agreement.  The covenant in Clause 25.4 (Minimum Total Market Value) is thus [not] complied with.

Attached hereto are copies of the valuation reports received from the relevant brokers in respect of the above.

Yours sincerely
for and on behalf of
DHT HOLDINGS INC.

By: __________________________________
Name:
Title:

SIGNATORIES:

The Borrowers:

DHT FALCON LIMITED By: /s/ Eirik Ubøe
Name: Eirik Ubøe
Title:
DHT HAWK LIMITED By: /s/ Eirik Ubøe
Name:
Title: Eirik Ubøe

The Parent: DHT HOLDINGS INC. By: /s/ Eirik Ubøe
Name:
Title: Eirik Ubøe
The Original Lenders:
DNB BANK ASA
By: /s/ Ellen Teresa Heyerdahl
Name: Ellen Teresa Heyerdahl
Title: Attorney-in-fact
The Arranger:
DNB Bank ASA
By: /s/ Ellen Teresa Heyerdahl
Name: Ellen Teresa Heyerdahl
Title: Attorney-in-fact

The Hedging Bank:
DNB BANK ASA
By: /s/ Ellen Teresa Heyerdahl
Name: Ellen Teresa Heyerdahl
Title: Attorney-in-fact